Exhibit 23



            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Foamex International Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-74264, 33-94154, and 333-90020) on Form S-8 of Foamex International Inc. of our report dated March 31, 2006, with respect to the consolidated balance sheets of Foamex International Inc. and subsidiaries as of January 1, 2006 and January 2, 2005, and the related consolidated statements of operations, cash flows, and stockholders' deficiency for the fiscal years then ended, and the related financial statement schedules listed in the Index at Item 15, which report appears in the January 1, 2006 annual report on Form 10-K of Foamex International Inc.


Our report dated March 31, 2006 contains an explanatory paragraph that states that the Company has incurred significant recurring losses from operations, has an accumulated deficit and as discussed in Note 1 to the consolidated financial statements, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, the effects of which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

Our report also refers to a change in accounting principle for the adoption of Financial Accounting Standards Board Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations".



/s/  KPMG LLP

Philadelphia, Pennsylvania
March 31, 2006